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                                                                      Exhibit 11

                                                           CityFed Financial Corp.
                                            Statement Regarding the Computation of Per Share Loss


                                                     Three Months Ended                  Six Months Ended
                                                          June 30,                           June 30,
                                                   1996               1995             1996             1995
     Computation of Loss Per Share:

     Weighted average number of shares
        outstanding                                  18,714,646       18,714,646       18,714,646       18,714,646

     Loss applicable to  common stock:1/

              From continuing operations          $ (2,117,000)     $(2,022,000)     $(4,219,000)     $(4,100,000)
                                               ================  ===============     ============    =============
              From discontinued operations        $   (200,000)     $  (700,000)     $(4,150,000)     $  (700,000)
                                               ================  ===============     ============     ============
              Net Loss                            $ (2,317,000)     $(2,722,000)     $(8,369,000)     $(4,800,000)
                                               ================  ===============     ============     ============

     Loss per share:

              From continuing operations                $(0.11)          $(0.11)          $(0.23)          $(0.22)
                                                ===============   ==============     ============      ===========
              From discontinued operations              $(0.01)          $(0.04)          $(0.22)          $(0.04)
                                                ===============   ==============     ============      ===========
              Net Loss                                  $(0.12)          $(0.15)          $(0.45)          $(0.26)
                                                ===============   ==============     ============      ===========
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     1/       Losses  applicable  to Common  Stock  are net  of preferred  stock dividends for  the three months ended  June 30,  1996 and 1995  in
              the amount  of $2,159,000 in  each period.   Losses applicable  to
              Common  Stock are  net of  preferred stock  dividends for  the six months ended  June 30, 1996  and 1995 in the  amount of $4,318,000 in each period.
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